Exhibit 99.1

For more information, contact:

Robyn B. Mabe, Chief Financial Officer

(540) 345-3195

WESTERN SIZZLIN ANNOUNCES APPOINTMENT OF

SARDAR BIGLARI AS CHAIRMAN OF THE BOARD

ROANOKE, Va. (March 22, 2006)—Western Sizzlin Corporation (OTC Bulletin Board: WSZZ), announced today that the Board of Directors of the Company has appointed Sardar Biglari, Chairman and Chief Executive Officer of The Lion Fund, as Chairman of the Board and accepted the resignation of six serving directors, all effective March 21, 2006.

Sardar Biglari said, “Western Sizzlin will be led by a Board that is financially committed and genuinely interested in providing the leadership to create value for all of our shareholders. I myself am very excited to help direct a company towards fulfilling its promise. The Board of Directors intends to participate actively in our pursuit of success. It is with gratitude that we say farewell to the former board members who have helped navigate the firm through difficult times. We their successors will be tireless in building the business for the benefit of all stakeholders.”

Mr. Biglari is the Chairman and Chief Executive Officer of Biglari Capital Corp. based in San Antonio, Texas. His firm is a registered investment adviser and the general partner of The Lion Fund, L.P., an investment limited partnership owning approximately 16% of the Company’s outstanding common stock.

Resigning from the Board of Directors are Messrs. Paul C. Schorr, III, J. Alan Cowart, Roger D. Sack, A. Jones Yorke, Jesse Harrington and Pat Vezertzis. Mr. Paul D. Sonkin will not stand for re-election as a Director when his current term expires at the 2006 Annual Meeting of Stockholders.

Inquiries should be directed to Robyn B. Mabe, Vice President and Chief Financial Officer at 1338 Plantation Road, N.E. Roanoke, VA  24012.

Comments included in this news release may include “forward-looking statements” within the meaning of the federal securities laws. These statements as to anticipated future results are based on current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ markedly from those projected or discussed here. Western Sizzlin Corporation cautions readers not to place undue reliance upon any such forward-looking statements as actual results may differ materially from expectations. Further information on the types of factors that could affect the Company can be found in the Company’s filings with the SEC.

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